Exhibit 10.1

October 14, 2025

Via Email

Gadfin Ltd.

2 Itzhak Modai StreetRehovot, Israel

Attn: Eyal Regev, Chief Executive Officer and Director

Email: eyal@gadfin.com

Re: Agreement Between Israel Acquisitions Corp., Israel Acquisitions Sponsor LLC and Gadfin Ltd.

Dear Eyal:

Pursuant to this letter agreement (the “Letter Agreement”) by and between Israel Acquisitions Corp, a Cayman Islands exempted company (“IAC”), Israel Acquisitions Sponsor LLC, a Delaware limited liability company (the "Sponsor"), and Gadfin Ltd., a company organized under the laws of the State of Israel (“Gadfin” together with IAC and the Sponsor collectively referred to as the “Parties”), the Parties have agreed to certain terms regarding the business combination contemplated in a Business Combination Agreement between IAC and Gadfin dated as of January 26, 2025 (as amended from time to time, the "BCA"; the transaction hereinafter referred to as the “Business Combination”). Capital terms used herein and not otherwise defined shall have the meaning ascribed to them in the BCA. This Agreement confirms the mutual understanding between the Parties that the Parties have agreed as follows:

1.	Advisory Agreement.

a.	Pursuant to Section 7.1(i) of the BCA, Gadfin has a right to terminate the BCA, without penalty, in the event IAC does not, within thirty (30) days of July 2, 2025, receive a full cash waiver from the underwriters of any deferred underwriting fees currently owed and outstanding by IAC.

b.	Pursuant to Section 5.9(o) of the BCA, Gadfin hereby consents to IAC’s entry into that certain advisory agreement with BTIG, LLC (“BTIG”), pursuant to which BTIG agrees to (i) serve as capital markets advisor to IAC with respect to strategic and capital markets matters, and (ii) waive IAC’s deferred underwriting fee in exchange for receiving an advisory fee upon the closing of the Business Combination (the “Advisory Agreement”).

c.	The Parties agree that any SPAC Shares IAC agrees to issue or transfer to BTIG immediately prior to, or at the closing of the business combination with Gadfin (“Closing”), (i) will be considered Covered Shares (as defined in Section 2.6(h) of the BCA) for all intents and purposes, and (ii) Israel Acquisitions Sponsor LLC will forfeit and surrender an identical number of Sponsor Shares on a one-for-one basis at Closing and such forfeited Sponsor Shares will be forfeited and surrendered in addition to, and not as part, of the Sponsor Forfeiture.

d.	Notwithstanding the fact that the Advisory Agreement was entered into outside of the thirty (30) day period as set forth in the BCA, Gadfin hereby agrees that the Advisory Agreement satisfies Section 7.1(i) of the BCA and agrees to waive any termination rights pursuant to Section 7.1(i) of the BCA.

e.	As soon as practicable following the date hereof, and in any event prior to Closing, NewPubco shall arrange, in coordination with IAC, Public Offering of Securities Insurance policy (the “POSI Policy”),– a dedicated insurance solution, which will cover, among others, any indemnification claims brought by BTIG (or any other indemnified person thereunder) against NewPubco or IAC pursuant to the Advisory Agreement or any other agreement, including in relation to (i) IAC’s initial public offering, (ii) the performance of the Advisory Agreement, and (iii) the consummation of the Business Combination, for a fixed six-year period post-Closing. The cost of the POSI Policy will be split 50% each between Sponsor and NewPubco.

2.	Effective Date. This Letter Agreement shall be deemed effective as of October 14, 2025 (the “Effective Date”).

3.	Governing Law. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

4.	Entire Agreement; Amendment and Modification. This Letter Agreement constitutes the sole and entire agreement of the Parties to this Letter Agreement with respect to the subject matters contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Letter Agreement may only be amended, modified, or supplemented by an agreement in writing, signed by each Party.

5.	Counterparts. This Letter Agreement may be executed in one or more counterparts (including by PDF or electronic signature, e.g., DocuSign), each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.

[Signature Page Follows]

Please execute the acknowledgement block below to confirm your receipt of this Letter Agreement and your acceptance of its terms and return the executed page to us, which shall be deemed effective as of the Effective Date.

Yours faithfully,

Israel Acquisition Corp

By:	/s/ Ziv Elul
Name: Ziv Elul
Title: Chief Executive Officer

ISRAEL ACQUISITIONS SPONSOR LLC

By:	/s/ Alex Greystoke
Name: Alex Greystoke
Title: Manager

/s/ Charles Ecalle
Name: Charles Ecalle
Title: Manager

[Acknowledgement Page Follows]

ACKNOWLEDGMENT

The undersigned hereby acknowledges, agrees, and accepts the terms set forth in this Letter Agreement as of the date written below:

Gadfin Ltd.

By:	/s/ Eyal Regev
Name: Eyal Regev
Title: CEO & Director

Date: 14.10.2024